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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

NETSCAPE COMMUNICTIONS CORPORATION
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(Name of Issuer)

COMMON STOCK
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(Title of Class of Securities)

641149109
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(CUSIP Number)

     *The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     Page 1 of 5

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CUSIP No. 641149109           13G            Page 2 of 5
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(1) Names of Reporting Persons.  S.S. or I.R.S. Identification No. of Above
Persons
     James H. Clark
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(2) Check the Appropriate Box if a Member of a Group*

(a)  /   /

(b) /   /  Not applicable
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(3) SEC Use Only

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(4) Citizenship or Place of Organization
     United States
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Number of Shares          (5) Sole Voting Power
Beneficially                  15,236,400 shares of which 1,095,486 shares are
Owned By                      registered in the name of Clark Ventures, Inc.
Each Reporting                and 14,140,914 shares are registered in the
Person With                   name of Monaco Partners, L.P.
                              ---------------------------------------------
                              (6)Shared Voting Power 0
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                              (7) Sole Dispositive Power
                               15,236,400 shares of which 1,095,486 shares are registered in the name of Clark Ventures, Inc. and 14,140,914 shares are registered in the name of Monaco Partners, L.P.

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                              (8) Shared Dispositive Power 0
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person
     15,236,400
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     Not Applicable
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(11) Percent of Class Represented by Amount in Row (9)
     15.5%
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(12) Type of Reporting Person
     IN
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     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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     CUSIP No. 641149109           13G            Page 3 of 5
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     ITEM 1(A).     NAME OF ISSUER
     Netscape Communications Corporation
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     ITEM 2(A).     NAME OF PERSON(S) FILING
     James H. Clark
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     ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE, RESIDENCE
     501 East Middlefield Road, Mountain View, CA 94043
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     ITEM 2(C).     CITIZENSHIP
     United States
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     ITEM 2(D).     TITLE OF CLASS OF SECURITIES
     Common Stock
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     ITEM 2(E).     CUSIP NUMBER
     641149109
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     ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES
     13d-1(b), OR 13d CHECK WHETHER THE PERSON FILING IS A:

     (a)  /   /     Broker or Dealer registered under Section 15 of the Act

     (b)  /   /     Bank as defined in section 3(a)(6) of the Act

     (c)  /   /     Insurance Company as defined in section 3(a)(19) of the Act

     (d)  /   /     Investment Company registered under section 8 of the
                    Investment Company Act

     (e) /   /      Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

     (f)  /   /     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                    Act of 1974 or Endowment Fund, see Section 240.13d-
                    1(b)(1)(ii)(F)

     (g)  /   /     Parent Holding Company, in accordance with Section 240.13d-
                    1(b)(ii)(G)
                    (Note: See Item7)

     (h)  /   /     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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     ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned:
     15,236,400
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          (b)  Percent of Class:
     15.5%
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          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                15,236,400
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               (ii) shared power to vote or to direct the vote
                     0
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     CUSIP No. 641149109           13G            Page 4 of 5
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     ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
     than five percent of the class of securities, check the following. /   /
     Not applicable
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     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
     Not applicable
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     ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
     Not applicable
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     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     Not applicable
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     ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
     Not applicable
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     CUSIP No. 641149109           13G            Page 5 of 5
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     ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              2/9/98
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                              Date

                              /s/ James H. Clark
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                              Signature

                              James H. Clark, Chairman of the Board
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